Exhibit 99.1

Delaware Court of Chancery Decision Denies Theravectys

Motion for Preliminary Injunction

SEATTLE and SOUTH SAN FRANCISCO, March 10, 2015 — Immune Design Corp. (Nasdaq: IMDZ), a clinical-stage immunotherapy company, today announced that the Delaware Court of Chancery yesterday denied Theravectys SA’s (“TVS”) request for a preliminary injunction that sought to enjoin Immune Design from continuing critical development activities relating to its lentiviral vector technology.

“The Immune Design team appreciates the court’s careful consideration of the evidence and the legal issues before it, and we are pleased with the Court’s decision to deny Theravectys’ motion, which we expect would have interfered with our important goal of improving the lives of cancer patients,” said Carlos Paya, MD, PhD, President and CEO of Immune Design. “We are satisfied to have prevailed on this motion and plan to continue to vigorously defend Immune Design against TVS’s accusations.”

Key takeaways from the court’s ruling:

•	The Court denied TVS’s motion for preliminary injunction after months of extensive discovery, voluminous briefing and a day-long hearing in which the parties aired their views fully.

•	The Court concluded that TVS had not established a reasonable probability of proving tortious interference by Immune Design when it entered into its original manufacturing contract with Henogen because TVS had failed to establish Immune Design actually knew of any contractual restriction on Henogen’s part or that it should have been on constructive notice of any such restriction. Despite telling the Court that it would provide evidence regarding exclusivity in manufacturing contracts, the court observed that TVS did not do so.

•	TVS alleged that Immune Design had misappropriated five TVS trade secrets; but after the presentation of extensive evidence, the Court concluded that TVS had failed to establish a reasonable probability of success on any of its trade secret misappropriation claims.

•	The Court concluded that TVS had failed to show that the balance of equities supported the requested preliminary injunction.

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The Court found that TVS had failed to demonstrate imminent or irreparable harm, characterizing TVS’s claimed future harm as “speculative.” The Court made no finding that TVS was harmed and described its claims of harm as “theoretical.” The Court also noted that despite TVS’s previous representation that it would put on very concrete evidence of its supposed harm, “TVS has not identified a single investor or partner it has lost, or is imminent danger of losing.”

•	With regard to any question about hastened delivery of clinical materials for which IMDZ has already paid, and was contractually entitled to receive from Henogen, Immune Design looks forward to the opportunity to present its evidence on this issue at trial.

The injunction requested by TVS would have prohibited Immune Design for the next three years from using its lentiviral vectors, including using any data from its ongoing LV305 clinical trials or any manufacturing records or processes and enrolling any patients in any new clinical trial using lentiviral vectors.

The court has not yet made any final determination on the merits of the lawsuit, which will be determined after a trial that the Company expects to occur prior to the end of the third quarter of 2015. The company intends to continue to vigorously defend this lawsuit.

About Immune Design

Immune Design is a clinical-stage immunotherapy company employing next-generation in vivo approaches to enable the body’s immune system to fight disease. The company’s technologies are engineered to activate the immune system’s natural ability to create and/or expand antigen-specific cytotoxic T cells, while enhancing other immune effectors, to fight cancer and other chronic diseases. Immune Design’s three ongoing immuno-oncology clinical programs are the product of its two synergistic discovery platforms, ZVexTM and GLAASTM. Immune Design has offices in Seattle and South San Francisco. For more information, visit www.immunedesign.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements, including the Company’s expectations as to the timing of a trial, and anticipated harm from TVS’ requested injunction, are based on the Company’s expectations and assumptions as of the date of this report. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Factors that may cause the Company’s actual results to differ from those expressed or implied in the forward-looking statements are discussed in the Company’s filings with the U.S. Securities and Exchange Commission (the “Commission”), including the “Risk Factors” sections contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and any subsequent filings with the Commission. Except as required by law, Immune Design assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available, except as required by law.

Media Contact

Mark Veverka

Sitrick And Company

(415) 369-8454

mveverka@sitrick.com

Tom Becker

Sitrick And Company

(212) 660-6388

tom_becker@sitrick.com

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